                                                                   Exhibit 12.01

                             PORTOLA PACKAGING, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)
                          (in thousands, except ratios)
         For the years ended August 31, 2004, 2003, 2002, 2001 and 2000

                                                               YEAR ENDED AUGUST 31,
                                          ---------------------------------------------------------
                                           2004          2003        2002          2001        2000
                                          -------       ------      ------        ------      ------
Fixed Charges:
   Interest expense                        15,843   $   12,544   $  13,251   $   14,453   $  14,486
   Debt issuance costs                      2,545          777         756          718         428
   Rent expense                             1,444        1,113       1,122        1,187         817
Total fixed costs                          19,832       14,434      15,129       16,358      15,731
Add: Capitalized interest                     176           --          --           --         114

   Net fixed charges                       20,008       14,434      15,129       16,358      15,845

Earnings:
   Net income (loss)                      (20,606)      (1,731)      4,573        1,030      (3,743)
   Income tax benefit from
     extraordinary item                        --           --          --           --          --
   Income tax (benefit) provision           1,193        2,071       2,242        2,074      (2,165)
   Net fixed charges                       20,008       14,434      15,129       16,358      15,845

   Total earnings                             595       14,774      21,944       19,462       9,937

Ratio of earnings to fixed charges (1)       0.03         1.02        1.45         1.19        0.63

(1) The amounts of the deficiency in earnings available to cover fixed charges from a ratio of 1.0x (in thousands) are $19,413 and $5,908 for the years ended August 31, 2004 and 2000.